Exhibit (d)(iii)

Executed

Confidential

Thoma Bravo Discover Fund V, L.P.
One Market Plaza

Spear Tower

Suite 2400

San Francisco, CA 94105

August 13, 2026

ACP Insurance Management, LLC

ACP Accelerant Holdings, L.P.

c/o Altamont Capital Partners

400 Hamilton Ave., Suite 230

Palo Alto, CA 94301

Re:	Project Cherry Tree / Aftershock Reinvestment

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the agreement among ACP Insurance Management, LLC and ACP Accelerant Holdings, L.P. (together with their respective affiliated investment funds and affiliated co-investment vehicles investing in Parent in connection with the Closing “Altamont”), Thoma Bravo Discover Fund V, L.P., (together with their affiliated investment funds and affiliated co-investment vehicles investing in Parent in connection with the Closing, “Thoma Bravo”), and Cherry Tree HoldCo, a Cayman Islands exempted company (“Parent”), the ultimate holding company of Cherry Tree BidCo, a Cayman Islands exempted company (“Bidco”), regarding an investment by Altamont into Parent in connection with the transactions contemplated by the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Bidco, Cherry Tree Merger Sub, a Cayman Islands exempted company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Accelerant Holdings, a Cayman Islands exempted company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

1.	Co-Investment Option.

(a)	Upon the terms and subject to the conditions set forth herein, Altamont shall have the right (the “Co-Investment Option”), but not the obligation, to elect (which election shall be irrevocable and shall be made in writing to Parent no later than 120 days following the date hereof) to purchase in cash and/or by contribution of equity securities of the Company (to the extent purchased in such equity securities, with the value of the equity securities being contributed being that set forth in the Merger Agreement) at or immediately prior to the Closing an amount of the same class and type of equity securities of Parent as are acquired (at the same price, on the same terms and in the same proportions as between the classes of equity securities received) by Thoma Bravo in connection with the Closing, but excluding the TB Redeemable Preferred (as defined in the Equity Term Sheet), in an amount specified in such election notice (the “Co-Investment Securities”); provided that such amount shall be no greater than the Maximum Co-Investment Amount. For purposes of this Agreement, “Maximum Co-Investment Amount” means an amount of equity securities of Parent equal to the aggregate amount of equity securities of Parent purchased by Thoma Bravo in connection with the Closing.

August 13, 2026

(b)	From the date hereof through the earlier (i) Altamont making the election contemplated in Section 1(a) and (ii) 120 days following the date hereof, Thoma Bravo agrees that it will not seek any equity co-investment (from limited partners or otherwise) outside of its sponsored investment funds with respect to its investment in Parent and its Subsidiaries.

2.	Limited Partnership Agreement.

(a)	The parties hereto agree that they will negotiate (acting reasonably and in good faith) and use commercially reasonable efforts to enter into a limited partnership agreement (or such other definitive governing agreement as the parties may mutually determine) at or immediately prior to the Closing with respect to their equity interests in Parent (the “Limited Partnership Agreement”), which shall contain terms including (and that are, subject to mutually agreed changes, consistent with) the terms set forth in Exhibit A attached hereto (the “Equity Term Sheet”), and such other terms as the parties may agree. If the parties are unable to enter into the Limited Partnership Agreement at or immediately prior to the Closing, and Altamont acquires Co-Investment Securities pursuant to a valid exercise of the Co-Investment Option pursuant to Section 1 in an amount that would result in Altamont holding (i) at least forty percent (40%) of the equity securities of Parent (excluding the TB Redeemable Preferred) held by Thoma Bravo and Altamont immediately following the Closing and (ii) not exceeding the Maximum Co-Investment Amount, the terms set forth in the Equity Term Sheet shall govern with respect to the matters set forth therein following the Closing and until such time as the parties enter into the Limited Partnership Agreement.

(b)	Notwithstanding the foregoing, in the event that Altamont acquires Co-Investment Securities pursuant to a valid exercise of the Co-Investment Option pursuant to Section 1 in an amount that would result in Altamont holding lower than forty percent (40%) of the equity securities of Parent (excluding the TB Redeemable Preferred) held by Thoma Bravo and Altamont immediately following the Closing, the parties hereto agree that they will negotiate (acting reasonably and in good faith) and use commercially reasonable efforts to enter into the Limited Partnership Agreement which shall contain terms mutually agreed by the parties and customary for a minority investment of such relative size.

(c)	The parties hereto will endeavor to structure the investment contemplated herein in a tax-efficient manner, and if the parties mutually determine to effect the investment through a different entity type or structure in lieu of Parent, the parties hereto will work in good faith to implement the terms set forth in the Equity Term Sheet or Section 2(b), as applicable, in such alternative structure so as to preserve the economic and governance intent of the parties as closely as possible.

3.	Closing. The consummation of the purchase of the Co-Investment Securities shall take place at or immediately following the consummation of the Closing. At or immediately prior to the Closing, (a) Altamont shall execute and deliver to Parent (i) a subscription agreement and/or contribution agreement for the Co-Investment Securities in substantially the same form as the subscription agreement pursuant to which Thoma Bravo acquires its equity securities of Parent in connection with the Closing (or as otherwise mutually agreed by Parent and Altamont), and (ii) a counterpart to the Limited Partnership Agreement (if finalized prior to the Closing), and (b) Parent shall issue the Co-Investment Securities and admit Altamont as a limited partner of Parent.

4.	Representations. Each party hereby represents and warrants to the other parties hereto that (a) it is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on its part, (c) this Agreement has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and general principles of equity, and (d) all governmental consents and approvals necessary for the execution, delivery and performance of this Agreement have been obtained or will be obtained in accordance with the Merger Agreement.

August 13, 2026

5.	Miscellaneous.

(a)	This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of the Altamont, Thoma Bravo, Parent, Bidco, the Company or Merger Sub in the negotiation, administration, performance and enforcement hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, and nothing in this Section 5(a) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) (the “Chosen Courts”) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b)	EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(b).

August 13, 2026

(c)	Notwithstanding anything herein to the contrary, if Altamont does not exercise the Co-Investment Option within the time period set forth in Section 1, this Agreement shall automatically terminate and be of no further force or effect, and none of the parties hereto shall have any further rights or obligations hereunder.

(d)	This Agreement and the obligations of the parties hereunder shall terminate automatically and immediately, and this Agreement shall become void and of no effect with no liability on the part of any party hereto, upon the earlier to occur of (a) the valid termination of the Merger Agreement in accordance with its terms and (b) the Closing and the issuance of the Co-Investment Securities in accordance with this Agreement; provided, that if the Equity Term Sheet becomes operative pursuant to Section 2, this Agreement shall remain in effect solely to the extent necessary to give effect thereto until the Limited Partnership Agreement has been executed.

(e)	This Agreement, the Merger Agreement, that certain letter agreement, dated as of the date hereof, among ACP Insurance Management, LLC, ACP Accelerant Holdings, L.P., Thoma Bravo Discover Fund V, L.P., and Bidco, and the other agreements and documents expressly referred to herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

(f)	This Agreement may not be amended or otherwise modified without the prior written consent of the parties hereto. A party’s waiver of any right, power or privilege hereunder, and such party’s consent to any action that requires its consent hereunder, shall be effective only if given in writing by such party, and unless otherwise expressly stated in such instrument, any such waiver or consent shall not be applicable or have any effect except in the specific instance in which it is given. It is agreed that no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(g)	No party may assign its rights and obligations hereunder without the prior consent of each of the other parties hereto.

(h)	The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement, so long as the economic substance of the transactions contemplated hereby would not be affected in any manner materially adverse to any party hereto. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

August 13, 2026

(i)	This Agreement does not create benefits on behalf of any other Person and is effective only as between the parties hereto and their respective successors and permitted assigns.

(j)	This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(k)	This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

* * * * * * *

If this Agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

Cherry Tree HoldCo

By:	/s/ A.J. Rohde
Name:	A.J. Rohde
Title:	Director

Thoma Bravo DISCOVER Fund V, L.P.

By:	Thoma Bravo Discover Partners V, L.P.
Its:	General Partner

By:	Thoma Bravo Discover UGP V, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC
Its:	Managing Member

By:	/s/ A.J. Rohde
Name:	A.J. Rohde
Title:	Senior Partner

Accepted and agreed as of the date first written above

ACP INSURANCE MANAGEMENT, LLC

By:	/s/ Keoni Schwartz
Name:	Keoni Schwartz
Title:	Sole Managing Member

ACP ACCELERANT HOLDINGS, L.P.

By: ACP Insurance Management, LLC Its: General Partner
By:	/s/ Keoni Schwartz
Name:	Keoni Schwartz
Title:	Sole Managing Member

Signature Page to Reinvestment Side Letter